UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

Golden Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-24993	41-1913991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6595 S Jones Blvd., Las Vegas, Nevada	89118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 893-7777

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Special Dividend

As previously announced, on June 17, 2016, the Board of Directors (the “Board”) of Golden Entertainment, Inc. (the “Company”) approved and declared a special dividend to eligible shareholders of record on the close of business on June 30, 2016 (the “Record Date”) of cash in the aggregate amount of approximately $23.5 million (the “Special Dividend”), with a payment date of July 14, 2016 (the “Payment Date”) and with the final per share amount of the Special Dividend to be calculated by dividing the aggregate amount of the Special Dividend by the number of outstanding shares of common stock held by eligible shareholders on the close of business on the Record Date (rounded down to the nearest whole cent per share).  The information set forth in the Company’s Current Report on Form 8-K dated June 17, 2016 filed with the Securities and Exchange Commission on June 20, 2016 is incorporated herein by reference.

On July 1, 2016, the Company announced that the final per share amount of the Special Dividend will be $1.71, which per share amount is based on 13,759,374 outstanding shares of common stock held by eligible shareholders on the close of business on the Record Date.

As previously disclosed, in connection with the Special Dividend and in accordance with the Company’s equity incentive plans approved by the Company’s shareholders, the Company’s Board and Compensation Committee approved anti-dilutive adjustments to the exercise prices of outstanding stock options to purchase shares of Company common stock, effective as of the close of business on the Payment Date, in order to preserve the value of such stock options following the Special Dividend.  Pursuant to the adjustments, in accordance with applicable tax regulations, the exercise price of each outstanding stock option to purchase shares of Company common stock will be reduced by $1.71, effective as of the close of business on the Payment Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLDEN ENTERTAINMENT, INC. (Registrant)

Date: July 1, 2016	/s/ Matthew W. Flandermeyer
	Name:	Matthew W. Flandermeyer
	Title:	Executive Vice President and
Chief Financial Officer